                                                                    Exhibit 99.1


                               [LOGO DOUBLECLICK]

For Immediate Release

                             INVESTOR CONTACT: Jason McGruder
                                               Manager, Investor Relations
                                               212-381-5182

                               PRESS CONTACT:  Jennifer Blum
                                               VP, Public Relations
                                               212-381-5705

            DOUBLECLICK REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS
             Company has third consecutive GAAP profitable quarter

New York, NY, October 16, 2003 -- DoubleClick Inc. (NASDAQ: DCLK), the leading provider of data and technology tools for direct marketers, web publishers and advertisers, today announced financial results for the third quarter ended September 30, 2003, updated its guidance for the full year 2003, and gave a preliminary business outlook for full year 2004.

DoubleClick reported revenues for the third quarter of $74.8 million versus $74.6 million in the year ago period. GAAP net income for the most recent quarter was $6.3 million, or $0.04 per share compared with $5.8 million or $0.04 in the second quarter of 2003 and a loss of $62.0 million or $0.46 per share in the third quarter of 2002.

GAAP net income before interest, taxes, depreciation, and amortization, or EBITDA, was $23.8 million for the third quarter of 2003 versus $16.4 million in the second quarter of 2003. Total GAAP operating expenses were $45.7 million, versus $117.9 million in the third quarter of 2002. Total company headcount at the end of the most recent quarter was 1,214 versus 1,147 at the end of the third quarter of 2002.

Third quarter 2003 GAAP earnings were negatively impacted by $8.3 million in charges related to the acceleration of amortization of the leasehold improvements and furniture and fixtures at the Company's New York and San Francisco offices due to the change in useful life of these assets. Third quarter 2003 GAAP earnings and EBITDA benefited from a net restructuring credit of $2.2 million related to the reversal of a portion of the Company's real estate reserve for its New York and San Francisco offices and the receipt of $1.4 million by the Company in connection with an insurance claim.

Last year's third-quarter GAAP results included $46.2 million in charges related to the impairment of goodwill for the Company's email business and other intangible assets, a $23.8 million restructuring charge related to the Company's real estate, a $14.1 million charge relating to the impairment of some of the Company's minority investments, a $7.4 million gain related to the sale of the Company's North American Media business and a $11.9 million gain on the early extinguishment of debt.

The Company used $43.4 million in cash flow from operations during the third quarter of 2003. This figure included payments by the Company of $56.5 million in connection with the termination of leases on the Company's New York and San Francisco offices. The Company ended the quarter with $662 million in cash and marketable securities, and had a net cash position of $526 million, or $3.83 per share. The Company used $158.0 million in connection with the redemption of its 4.75% convertible notes during the quarter.


-------------------------------
1 See attached schedule for a reconciliation of EBITDA to GAAP net income. Please see the Form 8-K filed today by the Company with the SEC for a discussion of why the Company believes EBITDA is a useful financial measure to investors and how it is used by management.

2 Net cash is defined as gross cash and cash equivalents of $126.7 million, restricted cash of $27.7 million, and investments in marketable securities of $507.6 million minus zero coupon convertible subordinated notes of $135.0 million and capital lease obligations of $1.0 million. Please see the Form 8-K filed today by the Company with the SEC for a discussion of why the Company believes net cash is a useful financial measure to investors and how it is used by management.

"DoubleClick's business has begun to benefit from the turnaround in marketing spending, with TechSolutions transaction volumes for the third quarter reaching their highest levels since the first quarter of 2001. In addition, our Data Segment had its best quarterly revenue to date," said Kevin Ryan, Chief Executive Officer, DoubleClick. "During the quarter, we made tremendous strides in integrating our recently acquired Data Management division. Our rich media authoring and delivery product, DART Motif, is scheduled to add multi-event ad tracking and analysis functionality in the near future. Motif is a joint development between DoubleClick and Macromedia, and market response to this product has been very favorable."

                                      3Q03       2Q03      3Q02
Revenue (000's)                      $74,790    $63,556    $74,625
GAAP Net Income (Loss) (000's)       $6,340     $5,831     ($61,951)
GAAP EPS                             $0.04      $0.04      ($0.46)

Data
DoubleClick Data revenue grew 16.7% to an all-time high of $31.3 million in 3Q03 versus $26.8 million in 3Q02. Abacus revenue was up 7.3% year over year to $28.8 million, while the remaining $2.5 million in revenues came from DoubleClick's new Data Management business. Gross margins were 71.7%, a slight decrease from the year ago period. The third quarter has traditionally been the highest revenue period for the Company's Data business as cataloguers prepare for the holiday season.

During the quarter, DoubleClick's Data Management business implemented a new data processing platform, and several large Data Management clients began the process of migrating away from outsourced processing services to this new platform. DoubleClick is combining its data and technology solutions in order to reduce the effort and cost clients expend while planning, executing, tracking and refining multi-channel marketing campaigns.

"We have seen a great deal of interest on the part of existing DoubleClick customers in our Data Management offerings, as well as interest from Data Management clients in other DoubleClick products, including the Abacus Alliances, DARTmail, Ensemble, and SiteAdvance," said David Rosenblatt, President of DoubleClick. "Bringing these products together in one platform will allow clients to more easily utilize sophisticated and specific targeting in their marketing campaigns."

TechSolutions
The global TechSolutions division reported third quarter revenues of $43.5 million versus $45.1 million in 3Q02. Total TechSolutions gross margins were 61.9%, a decrease from 62.3% in the third quarter of 2002. DoubleClick's global DART and DARTmail platforms delivered approximately 174 billion impressions in the third quarter of 2003. The Company's Ad Management products had revenues of $31.0 million in 3Q03, versus $35.4 million in the year ago period. Both DoubleClick's DART for Advertisers and DART for Publishers products saw sequential and year-over-year volume increase in the third quarter of 2003, stemming from existing customers increasing their activity and from the enrollment of new clients.

During the third quarter of 2003, AT&T Wireless, Fox Sports, CondeNet, and Internet Broadcast Systems all signed deals to use DoubleClick's ad management solutions. With the recent signing of OMD Digital, DoubleClick now claims all ten of Advertising Age's top-ten agency brands as DART for Advertisers and MediaVisor clients. DART Motif, the new rich media product from DoubleClick in conjunction with Macromedia, has gained quick acceptance. More than two dozen clients have chosen DART Motif, including Viacom's CBS and MTV Networks sites, Cox Newspapers, and Ogilvy Interactive UK. DART Motif is also being tested by DoubleClick's largest agency customers and by almost all of Nielsen/NetRating's top-ten rated web sites. DART Motif is scheduled to have full tracking and analysis functionality in the fourth quarter of 2003.

DoubleClick's email management and delivery platform and related strategic services reported revenues of $9.6 million for 3Q03, down slightly against $9.7 million in the year ago period. New client wins included EMC, Luxury Cruise Lines, Viking River Cruises, as well as a greatly expanded relationship with one of world's largest financial services companies. This week DoubleClick introduced DARTmail 4.0, the most significant upgrade to its email product since its introduction in 2001. In September, DoubleClick released its first Quarterly ISP and Policy Update Report and held an Anti-Spam Summit in New York. During this event, representatives of over 200 marketers, the Federal Trade Commission, and the major ISPs discussed strategies for combating unwanted and unsolicited email. In addition to the Summit, DoubleClick is actively involved in fighting spam with industry bodies such as the Direct Marketing Association.

DoubleClick's multi-channel Marketing Automation and Analytics products are Ensemble and SiteAdvance. Revenues for these products were $2.9 million in the third quarter of 2003, up almost 80% from 2Q03. The Company completed customer installations of the Ensemble product for several clients during the third quarter, including Terra Lycos, and remains on schedule with its planned December release of the DARTmail-enabled version 6.5. Moreover, Epsilon, a leading relationship marketing company, agreed to offer Ensemble to its customers. SiteAdvance continued to gain momentum, and new customer wins include J Crew, Viking River Cruises, and Verio, as well as a major airline.

"Consumer behavior is driving the need for our clients and prospects to seek tools for marketing over multiple channels as well as to analyze the results of these campaigns," noted Rosenblatt. "As a result, we have had sustained success in selling bundled solutions to our customers. For example, 24% of DoubleClick TechSolutions clients used more than one product, up from 21% sequentially and 16% in the third quarter of 2002."

Fourth Quarter 2003 Outlook
DoubleClick is expecting fourth quarter revenues to be between $69 million and $71 million. GAAP earnings for the fourth quarter are projected to be between $0.00 and $0.03 per share.

Segment projections for the fourth quarter of 2003 are as follows:
o Data revenues are estimated to be between $24 million and $25.5 million, with gross margins in the mid 60s percentage range, including $3 million from Data Management.

o TechSolutions revenues are estimated to be between $44 million and $46 million, with gross margins in the mid 60s percentage range.

o Within TechSolutions, Email technology and related strategic services are expected to generate revenues between $10 million and $11 million and Automation and Analytics are expected to account for about $1.5 million of revenues.

Total company gross margins are expected to be in the mid 60s percentage range. Total company GAAP operating expenses are expected to be between $45 million and $48 million. Gross margin and operating cost estimates include the impact of a $5.3 million charge for leasehold improvements and accelerated leasehold amortizations associated with the planned exit of the Company's New York office. Items in interest and other, net and taxes are expected to be roughly $2.5 million.

Preliminary 2004 Outlook
The Company expects GAAP earnings for the full year 2004 to be in the mid $30 million range, assuming a modest increase in total revenue.

"With the improving business climate as well as the successful actions we have taken to reduce our cost structure, we expect very strong net income growth in 2004" said Bruce Dalziel, Chief Financial Officer, DoubleClick. "Even more importantly, we will continue to invest in new product lines, which will position us for accelerated revenue growth."

Conference Call Today
The DoubleClick Conference Call to discuss this earnings press release is scheduled for today at 4:30pm EST. This call will be available live via Webcast, and on a replay basis afterward on the Company's website www.doubleclick.net under Investor Relations or at http://ir.doubleclick.net.

About DoubleClick
DoubleClick (www.doubleclick.net) is the leading provider of data and technology for advertisers, direct marketers and web publishers to plan, execute and analyze their marketing programs. DoubleClick's online advertising, email marketing and database marketing solutions help clients yield the highest return on their marketing dollar. In addition, the Company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 22 offices around the world.

Note: This press release includes forward-looking statements, including earnings and revenue projections and future plans set forth under the sections titled "Fourth Quarter 2003 Outlook" and "Preliminary 2004 Outlook" above. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: lack of growth or decline in online advertising or marketing, changes in government regulation, intense competition in DoubleClick's industry, failure to manage the integration of acquired companies, failure to successfully manage the Company's international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent the Company's estimates only as of today and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it may choose not to do so, even if the Company's estimates change.

                                     # # #

                               - - Continued - -

                                DOUBLECLICK INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       Three Months Ended          Nine Months Ended
                                                         September 30,              September 30,
                                                         -------------              -------------
                                                       2003          2002         2003          2002
                                                       ----          ----         ----          ----

 REVENUE:

    Technology                                      $  43,514    $  45,098    $ 128,511    $ 143,534
    Data                                               31,276       26,811       69,889       62,921
    Media                                                  --        3,130           --       30,250
    Intersegment elimination                               --         (414)          --       (2,773)
                                                    ---------    ---------    ---------    ---------
        Total revenue                                  74,790       74,625      198,400      233,932

 Cost of revenue                                       25,383       26,248       69,778       86,113
                                                    ---------    ---------    ---------    ---------

    Gross profit                                       49,407       48,377      128,622      147,819

 Operating expenses:
    Sales and marketing                                27,175       23,225       67,683       78,685
    General and administrative                          8,459       12,228       25,685       36,311
    Product development                                10,685        9,364       27,258       30,684
    Amortization of intangibles                         1,561        3,127        4,880        9,281
    Goodwill impairment                                    --       45,185           --       45,185
    Impairment of intangible assets                        --          975           --          975
    Restructuring (credits) charges, net               (2,221)      23,838       (9,092)      32,596
                                                    ---------    ---------    ---------    ---------
      Total operating expenses                         45,659      117,942      116,414      233,717

 Income (loss) from operations                          3,748      (69,565)      12,208      (85,898)

 Other income (expense)
    Equity in (losses) income of affiliates              (126)          --       (2,439)         219
    Impairment of investments in affiliates                --      (14,147)          --      (14,147)
    Gain (loss) on early extinguishment of debt            --       11,855       (4,406)      11,855
    Gain on sale of businesses, net                        --        7,437           --       17,946
    Interest and other, net                             3,491        4,574        9,123       10,772
                                                    ---------    ---------    ---------    ---------
     Total other income (expense)                       3,365        9,719        2,278       26,645

 Income (loss) before income taxes                      7,113      (59,846)      14,486      (59,253)
 Provision for income taxes                              (773)      (2,620)      (1,409)      (6,020)
                                                    ---------    ---------    ---------    ---------
 Income (loss) before minority interest                 6,340      (62,466)      13,077      (65,273)

 Minority interest in results of consolidated
 subsidiaries                                              --          515           --        1,352
                                                    ---------    ---------    ---------    ---------

 NET INCOME (LOSS)                                  $   6,340    $ (61,951)   $  13,077    $ (63,921)
                                                    =========    =========    =========    =========

 Basic net income (loss) per share                  $    0.05    $   (0.46)   $    0.10    $   (0.47)
                                                    =========    =========    =========    =========

 Weighted average shares used in basic net income
 (loss) per share                                     137,366      135,945      136,908      135,702
                                                    =========    =========    =========    =========

 Diluted net income (loss) per share                $    0.04    $   (0.46)   $    0.09    $   (0.47)
                                                    =========    =========    =========    =========

 Weighted average shares used in diluted net
 income (loss) per share                              142,351      135,945      140,515      135,702
                                                    =========    =========    =========    =========


                                DOUBLECLICK INC.
                           CONSOLIDATED BALANCE SHEETS
                 (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                          September 30,    December 31,
                                                             2003              2002
                                                             ----              ----
                         ASSETS

Cash and cash equivalents                                 $   126,692    $   123,671
Investments in marketable securities                          185,741        306,974
Restricted cash                                                13,750          2,500
Accounts receivable, net of allowances of $8,929 and
   $13,704, respectively                                       53,345         48,850
Prepaid expenses and other current assets                      22,235         24,324
                                                          -----------    -----------
          Total current assets                                401,763        506,319

Investments in marketable securities                          321,824        294,249
Restricted cash                                                27,741         25,091
Property and equipment, net                                    77,939         98,545
Goodwill                                                       19,044         20,572
Intangible assets, net                                         12,783         13,378
Investment in affiliates                                       12,822         12,125
Other assets                                                   11,395          9,128
                                                          -----------    -----------

          Total assets                                    $   871,561    $   976,907
                                                          ===========    ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                          $     6,287    $     7,218
Accrued expenses and other current liabilities                 73,599        117,320
Current portion of capital lease obligations                      989          6,163
Deferred revenue                                                7,874          6,245
                                                          -----------    -----------
          Total current liabilities                            88,749        136,946

Convertible subordinated notes - 0% Coupon, due 2023          135,000             --
Convertible subordinated notes - 4.75% Coupon, due 2006            --        154,800
Long term portion of capital lease obligations                     --            852
Other long term liabilities                                    14,916         73,747

STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.001; 5,000,000 shares
 authorized, none outstanding                                      --             --
Common stock, par value $0.001; 400,000,000 shares
 authorized, 139,226,681 and 137,854,385 shares issued,
 respectively                                                     139            138
Treasury stock, 1,680,670 shares                               (8,949)        (8,949)
Additional paid-in capital                                  1,286,920      1,281,244
Accumulated deficit                                          (653,364)      (666,441)
Other accumulated comprehensive income                          8,150          4,570
                                                          -----------    -----------
          Total stockholders' equity                          632,896        610,562
                                                          -----------    -----------

          Total liabilities and stockholders' equity      $   871,561    $   976,907
                                                          ===========    ===========

                                DOUBLECLICK INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED, IN THOUSANDS)

                                                           Three Months Ended        Nine Months Ended
                                                             September 30,             September 30,
                                                             -------------             -------------
                                                          2003           2002       2003           2002
                                                          ----           ----       ----           ----
OPERATING ACTIVITIES
 Net income (loss)                                     $   6,340    $ (61,951)   $  13,077    $ (63,921)
 Adjustments to reconcile net income (loss)
 to net cash (used in) provided by
 operating activities:
  Depreciation and leasehold amortization                 17,112       10,501       37,465       31,473
  Amortization of intangible assets                        2,503        3,755        7,483       10,793
  Equity in losses (income) of affiliates                    126           --        2,439         (219)
  Gain on sale of businesses                                  --       (7,437)          --      (19,318)
  Lease termination and related payments                 (56,474)          --      (70,874)          --
  Impairment of investments in affiliates                     --       14,147                    14,147
  Goodwill impairment                                         --       45,185                    45,185
  Gain (loss) on early extinguishment of debt                 --      (11,855)       4,406      (11,855)
  Other non-cash items                                     3,214        6,205        7,674       20,435
  Other changes in working capital                       (16,202)      13,467      (40,703)       3,178
                                                       ---------    ---------    ---------    ---------

  Cash (used in) provided by operating activities        (43,381)      12,017      (39,033)      29,898

INVESTING ACTIVITIES
 Purchases of property and equipment                      (6,007)      (4,005)     (17,234)     (10,021)
 Purchases of investments in marketable securities       (98,000)     (49,018)    (334,195)    (283,005)
 Maturities of investments in marketable securities       89,347      111,517      424,486      336,846
 Restricted cash                                          28,161       (6,000)      (2,650)      (6,000)
 Proceeds placed in escrow for acquisition of
 Protagona                                                    --      (12,900)          --      (12,900)
 Acquisition of businesses and intangible assets,
 net of cash acquired                                         --       (1,102)      (2,757)      (6,280)
 Proceeds from sale of businesses                             --        2,967            0       16,927
 Proceeds from sale of investment in affiliates               --           --          656           --
 Proceeds from sale of intangible asset, net                  --           --          900           --
                                                       ---------    ---------    ---------    ---------

  Cash provided by investing activities                   13,501       41,459       69,206       35,567

FINANCING ACTIVITIES
 Proceeds from the issuance of common stock and the
 exercise of stock options, net                            2,184          988        4,450        4,865
 Proceeds from issuance of convertible subordinated
 notes, net                                                   --           --      131,963           --
 Repurchase of convertible subordinated notes           (157,952)     (53,578)    (157,952)     (53,578)
 Purchases of treasury stock                                  --       (4,483)          --       (4,483)
 Payments under capital lease obligations and notes
 payable                                                  (4,627)      (1,806)      (8,308)     (14,381)
 Other                                                        --           --           --       (1,000)
                                                       ---------    ---------    ---------    ---------
  Cash used in financing activities                     (160,395)     (58,879)     (29,847)     (68,577)

Effect of exchange rate changes on cash                        2       (1,060)       2,695        4,234
                                                       ---------    ---------    ---------    ---------
Net (decrease) increase in cash* and cash equivalents   (190,273)      (6,463)       3,021        1,122

*Cash and cash equivalents at beginning of period      $ 316,965    $ 107,096    $ 123,671    $  99,511
                                                       ---------    ---------    ---------    ---------

*Cash and cash equivalents at end of period            $ 126,692    $ 115,338    $ 126,692    $ 100,633
                                                       =========    =========    =========    =========

*Cash and cash equivalents excludes restricted cash and investments in marketable securities which consists of government and corporate debt obligations and money market funds.

                                DOUBLECLICK INC.
                  RECONCILIATION OF NET INCOME TO GAAP EBITDA
                           (Unaudited, in thousands)

                                                     Three Months Ended
                                                  September 30,    June 30,
                                                      2003          2003
                                                  -------------    --------

Net income                                            6,340         5,831
  Plus tax provision                                    773           303
  Less interest income, net                          (2,904)       (1,925)
  Plus amortization of intangibles(1)                 2,503         2,031
  Plus depreciation and leasehold amortization       17,112        10,164
                                                     ------        ------
GAAP EBITDA                                          23,824        16,404
                                                     ======        ======

(1) For the three months ended September 30 and June 30, 2003, $942 thousand and $791 thousand, respectively, of amortization expense of intangible assets relating to purchased technology has been included as a component of cost revenue in the Consolidated Statements of Operations.